INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to Registration Statement No. 333-9217 of Orchard Series Fund (including Orchard DJIASM Index Fund, Orchard Index 600 Fund, Orchard Money Market Fund, Orchard Nasdaq-100 Index(R) Fund, and Orchard S&P 500 Index(R) Fund) (collectively, the "Trust") on Form N-1A of our report dated December 4, 2003, appearing in the Annual Report to Stockholders of the Trust for the year ended October 31, 2003.

We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Denver, Colorado
February 23, 2003